Exhibit 99.1

ProPhase Labs Announces Record Second Quarter 2022 Financial Results

Record Q2 2022 Net Revenues of $29.1 Million; Up 218% Year-over-Year

Record Q2 2022 Net Income of $7.4 Million; Up 633% Year-over-Year

Management to Host Conference Call Today at 11:00 a.m. ET

GARDEN CITY, NY, August 11, 2022 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a growth oriented and diversified diagnostics, genomics and biotech company, today reported its financial and operational results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights:

●	Net revenue of $29.1 million for the three months ended June 30, 2022, as compared to $9.1 million for the three months ended June 30, 2021, an increase of approximately 218%.

●	Net income of $7.4 million, or $0.48 per share, for the three months ended June 30, 2022, as compared to net loss of $1.4 million, or ($0.09) per share, for the three months ended June 30, 2021.

●	Adjusted EBITDA income of $12.4 million for the three months ended June 30, 2022, as compared to adjusted EBITDA income of $0.5 million for the three months ended June 30, 2021.

●	Cash, cash equivalents and marketable securities of $27.5 million and net working capital of $53.5 million at June 30, 2022.

●	188,000 diagnostic tests performed in the quarter ended June 30, 2022, as compared to 56,000 diagnostic tests performed in the quarter ended June 30, 2021.

●	Paid special cash dividend of $0.30 per share on June 03, 2022.

Additional Highlights Following Q2 2022:

●	July 2022 - announced the formation of wholly-owned subsidiary, ProPhase BioPharma, Inc., for the licensing and development of novel drugs and compounds. Broad based anti-virals and compounds to treat cancer currently under development.

●	July 2022 - authorized $6 million stock repurchase program.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “Our entire team continues to generate phenomenal results. We reported $7.4 million in net income, and our adjusted EBITDA was even greater. While COVID-19 incidence declined sequentially in Q2 2022, our testing levels still significantly increased year-over-year for the six months ended June 30, 2022, due to our extensive expansion and diversification of our customer base over the past year, which has included independent pharmacies, schools, concierge services in multiple states, municipal contract wins, etc. Our strong Q2 2022 financial results continue to reflect this growth in customers combined with more efficient operations.”

“We expect Q3 2022 to continue to produce strong year-over-year results as schools reopen and as the incidence of COVID-19 is now trending higher once again. We also expect to see additional waves of COVID-19, and note that the BA4 and BA5 variants are now spreading at an accelerated rate in the U.S. For these reasons, we believe that demand for testing will continue for the foreseeable future. A significant portion of our business in Q4 2021 and Q1 2022 was reimbursed by Health Resources & Services Administration (HRSA), which as of March 22, 2022 stopped accepting claims for COVID-19 testing and treatment due to lack of sufficient funding. However, even without HRSA funding, we have seen continued profitability and strong year-over-year results, thanks in large part to our team’s ability to pivot quickly and develop a highly effective strategy for testing without HRSA, which includes proprietary IT for building our business.”

Mr. Karkus continued, “We are planning to expand our high complexity molecular diagnostics lab to include clinical testing and expand our menu to offer traditional testing (i.e., hematology, chemistry, immunoassays, coagulation, STDs, urinalysis, etc.). Our offerings can also be tailored to the specific needs of research organizations and physicians. In parallel, we plan to build a genetics laboratory outfitted with industry leading Next Generation Sequencing (NGS) to perform Whole Genome Sequencing (WGS) and an array of genetic diagnostic test offerings, both clinical and for research. We believe this expansion will open doors to academic institutions who have a growing demand to conduct genetic research which is at the heart of personal precision medicine. This is in addition to our current goals to leverage our Food, Drug and Mass distribution and infrastructure to significantly grow direct to consumer sales of genetic tests and ultimately, a large variety of diagnostic tests.”

“We recently formed ProPhase BioPharma to license and develop novel drugs with significant potential. We obtained exclusive rights worldwide to develop and commercialize Equivir (OTC) and Equivir G (Rx), broad based anti-virals. We also licensed at minimal cost the patented Linebacker (LB-1 and LB-2) portfolio. The initial goal is to develop LB-1 as an anti-cancer agent to be used as a co-therapy that targets PIM kinase receptors, a growth factor expressed in cancer. Pre-clinical studies have shown promising results.”

“Our estimated budget for these cancer drugs is under $5 million over the next 12-18 months for animal studies and an initial human clinical study. This budget is less than 10% of our current working capital, while all of our other subsidiaries combined continue to grow year-over-year and generate significant profits. With positive initial clinical results, the valuation of this wholly-owned subsidiary could be quite significant.”

“As of June 30, 2022, we had working capital of over $50 million. We believe that we have ample cash and working capital for all of our planned expansion initiatives for the foreseeable future as well as for our recently announced stock buyback program,” concluded Mr. Karkus.

Second Quarter 2022 Financial Results

For the three months ended June 30, 2022, net revenue was $29.1 million as compared to $9.1 million for the three months ended June 30, 2021. The increase in net revenue was the result of a $18.6 million increase in net revenue from diagnostic services and $1.3 million increase in consumer products. The increase in net revenue for diagnostic services was due to increased COVID-19 testing volumes performed as a result of the spread of the Omicron variant, which emerged in early 2022.

Cost of revenues for the three months ended June 30, 2022 were $10.4 million, comprised of $8.4 million for diagnostic services and $2.0 million for consumer products. Cost of revenues for the three months ended June 30, 2021 were $4.7 million, comprised of $3.5 million for diagnostic services and $1.2 million for consumer products.

We realized a gross profit of $18.7 million for the three months ended June 30, 2022 as compared to $4.5 million for the three months ended June 30, 2021. The increase of $14.2 million was comprised of an increase of $13.7 million from diagnostic services and an increase of $0.5 million in consumer products. For the three months ended June 30, 2022 and 2021 we realized an overall gross margin of 64.3% and 48.9%, respectively. Gross margin for diagnostic services was 67.9% and 53.8% in the 2022 and 2021 comparable periods, respectively. The increase in gross margin was principally due to (i) increased efficiencies in our lab processing, (ii) a decreased sample collection costs and (iii) a decrease in cost of test materials. Gross margin for consumer products was 32.9% and 25.4% in the 2022 and 2021 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended June 30, 2022 were $1.8 million compared to $830,000 for the three months ended June 30, 2021. The increase of $1.0 million was due to increased COVID-19 testing volumes performed as a result of the spread of the Omicron variant, which emerged in early 2022, partially offset by a greater proportion of costs allocated to cost of revenues as a result of the nature of agreements with network providers.

General and administration expenses for the three months ended June 30, 2022 were $6.3 million as compared to $5.0 million for the three months ended June 30, 2021. The increase of $1.3 million in general and administration expenses was principally related to an increase in personnel expenses and professional fees associated with our diagnostic services business.

As a result of the effects described above, net income/(loss) from operations for the three months ended June 30, 2022 was $7.4 million, or $0.48 per share, as compared to ($1.4 million), or ($0.09) per share, for the three months ended June 30, 2021. Diluted earnings per share for the three months ended June 30, 2022 and 2021 were $0.40 and ($0.09), respectively.

Our aggregate cash, cash equivalents and restricted cash as of June 30, 2022 were $24.0 million as compared to $8.7 million at December 31, 2021. Our working capital was $53.6 million and $45.8 million as of June 30, 2022 and December 31, 2021, respectively. The increase of $15.3 million in our cash, cash equivalents and restricted cash for the six months ended June 30, 2022 was principally due to our proceeds from the sale of marketable debt securities of $5.6 million, proceeds from dispositions of property and other assets of $0.4 million, and $25.1 million cash provided by operating activities, offset by (i) purchases of marketable securities of $0.6 million, (ii) cash dividend payments of $9.4 million, (iii) repayment of note payable of $1.4 million, (iv) repurchase of common shares for $1.2 million, and (v) capital expenditures of $1.8 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 a.m. ET today, August 11, 2022, to review financial results and provide an update on corporate developments. Following management’s formal remarks there will be a question-and-answer session.

Participants can register for the conference call by navigating to:

https://dpregister.com/sreg/10170246/f402767baa

Please note that registered participants will receive their dial in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in to the conference call by calling: 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the schedule start time and ask to be joined into ProPhase Lab’s conference call.

The conference call will be broadcast live and available for replay at https://event.choruscall.com/mediaframe/webcast.html?webcastid=vBB4uysB and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A replay of the conference call will be available approximately two hours after the call ends at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code #5484565.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a growth oriented and diversified diagnostics, genomics and biotech company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing. The Company also continues to operate a state-of-the-art contract manufacturing subsidiary and the TK Supplements line of dietary supplements, distributed in food, drug and mass stores throughout the country.

ProPhase Diagnostics, Inc., a wholly owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including state-of-the-art polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing. We have announced plans for the expansion of the lab to include traditional clinical testing and genomics testing.

ProPhase Precision Medicine, Inc., a wholly owned subsidiary of ProPhase, focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression. We are currently selling Nebula Genomics whole genome sequencing products direct-to-consumer online, with plans to sell in food, drug and mass (FDM) stores and to provide testing for universities conducting genomic research.

ProPhase BioPharma, Inc. (PBIO), a wholly owned subsidiary of ProPhase, was formed for the licensing, development and commercialization of novel drugs and compounds beginning with Equivir and Equivir G. PBIO announced a second licensing agreement for two small molecule PIM kinase inhibitors, Linebacker LB-1 and LB-2, in July 2022, with plans to pursue development and commercialization of LB-1 as a cancer co-therapy.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Pharmaloz contract manufacturing subsidiary.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding projected financial results for the third quarter of 2022, our expectations regarding the COVID-19 pandemic, future waves of the pandemic and continued demand for diagnostic testing, our plans to grow our diagnostic business and expand our lab services, our plans to grow our genomics business, build a WGS laboratory and attract academic institutions, our estimated budget for the development of the Linebacker portfolio and our expectations regarding the potential value of ProPhase Biopharma, Inc., and our expectations regarding the sufficiency of our cash and working capital. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, the scale, scope and duration of the COVID-19 pandemic (including variants), consumer demand for our COVID-19 testing and other lab processing services, our ability to collect payment for the diagnostic tests we deliver, including our ability to collect payment from uninsured individuals if emergency funding is not allocated to the HRSA uninsured program in the future, challenges relating to entering into and growing new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

June 30 2022 (Unaudited)	December 31, 2021
ASSETS		
Current assets		
Cash and cash equivalents	$ 23,959	$ 8,408
Restricted cash	-	250
Marketable debt securities, available for sale	3,539	8,779
Marketable equity securities, at fair value	-	76
Accounts receivable, net	36,670	37,708
Inventory, net	4,509	4,600
Prepaid expenses and other current assets	1,598	1,496
Total current assets	70,275	61,317
Property, plant and equipment, net	6,252	5,947
Prepaid expenses, net of current portion	167	460
Operating lease right-of-use asset, net	4,234	4,402
Intangible assets, net	9,434	10,852
Goodwill	5,709	5,709
Deferred tax asset	594	-
Other assets	1,282	608
TOTAL ASSETS	**$ 97,947**	**$ 89,295**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable	$ 4,445	$ 7,026
Accrued diagnostic services	760	1,890
Accrued advertising and other allowances	155	104
Operating lease liabilities	628	663
Deferred revenue	2,430	2,034
Income tax payable	6,787	1,312
Other current liabilities	1,517	2,495
Total current liabilities	16,722	15,524
Non-current liabilities:		
Deferred revenue, net of current portion	983	905
Note payable	-	44
Unsecured convertible promissory notes, net	7,998	9,996
Operating lease liabilities, net of current portion	4,086	4,198
Total non-current liabilities	13,067	15,143
Total liabilities	29,789	30,667
COMMITMENTS AND CONTINGENCIES		
Stockholders' equity		
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	-	-
Common stock authorized 50,000,000, $0.0005 par value, 15,722,827 and 15,485,900 shares outstanding, respectively	16	16
Additional paid-in capital	106,162	104,552
Retained earnings	13,231	2,642
Treasury stock, at cost, 17,352,419 and 16,818,846 shares, respectively	(51,015)	(48,407)
Accumulated other comprehensive loss	(236)	(175)
Total stockholders' equity	68,158	58,628
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$ 97,947**	**$ 89,295**

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

For the six months ended	
	June 30, 2022	June 30, 2021
Cash flows from operating activities		
Net income (loss)	$ 19,940	$ (338)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:		
Realized loss on marketable debt securities	186	7
Depreciation and amortization	2,516	1,118
Amortization of debt discount	2	3
Amortization on operating lease right-of-use assets	168	167
Loss on sale of assets	74	-
Stock-based compensation expense	1,010	1,504
Change in fair value of investment securities	76	(164)
Accounts receivable allowances	1,988	-
Inventory valuation reserve	25	-
Non-cash interest income on secured promissory note receivable	-	(315)
Changes in operating assets and liabilities:		
Accounts receivable	(941)	(3,466)
Inventory	66	(12,130)
Prepaid expenses and other current assets	104	2,434
Deferred tax asset	(594)	
Other assets	(674)	(8)
Accounts payable	(2,583)	3,343
Accrued diagnostic services	(1,130)	-
Accrued advertising and other allowances	51	-
Deferred revenue	474	-
Operating lease liabilities	(147)	205
Income tax payable	5,475	-
Other current liabilities	(978)	4,190
Net cash provided by (used in) operating activities	25,108	(3,450)
Cash flows from investing activities		
Issuance of secured promissory note receivable	-	(1,000)
Purchase of marketable securities	(607)	(16,841)
Proceeds from sale of marketable debt securities	5,600	300
Proceeds from dispositions of property and other assets, net	372	-
Capital expenditures	(1,769)	(4,237)
Net cash provided by (used in) investing activities	3,596	(21,778)
Cash flows from financing activities		
Proceeds from issuance of common stock from public offering, net	-	35,135
Proceeds from issuance of common stock and warrants from private offering	-	5,500
Repayment of note payable	(1,444)	-
Repurchases of common shares	(1,150)	-
Payment of dividends	(9,351)	(4,546)
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	(1,458)	-
Net cash (used in) provided by financing activities	(13,403)	36,089
Increase in cash, cash equivalents and restricted cash	15,301	10,861
Cash, cash equivalents and restricted cash, at the beginning of the period	8,658	6,816
Cash, cash equivalents and restricted cash, at the end of the period	**$ 23,959**	**$ 17,677**
Supplemental disclosures:		
Cash paid for income taxes	$ 1,500	$ -
Interest payment on the promissory notes	$ 441	$ 500
Supplemental disclosure of non-cash investing and financing activities:		
Issuance of common shares for debt conversion	$ 600	$ -
Net unrealized loss, investments in marketable debt securities	$ (61)	$ (78)

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measure we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

(1) We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in ccordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2) The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(3) Full allowance reserved related to restricted cash.